EXHIBIT A-9

ARTICLES OF ORGANIZATION
OF
ENTERGY LOUISIANA PROPERTIES, LLC

ARTICLE 1

The name of this limited liability company (sometimes hereinafter referred to as the "Company") is and shall be: Entergy Louisiana Properties, LLC.

ARTICLE 2

The Company shall have perpetual existence.

ARTICLE 3

The Company is being organized pursuant to a plan of merger. Articles of Merger for the Company are being filed with the Secretary of State of Texas with these Articles of Organization.

ARTICLE 4

The objects and purposes of this Company and for which the Company is organized are stated and declared to be to engage in any lawful activity for which limited liability companies may be formed under the Texas Limited Liability Company Act (the "Act"), including specifically, but not by way of limitation, the purchasing or otherwise acquiring, holding, mortgaging or otherwise encumbering, and selling or otherwise alienating of real estate and all forms of immovable property, as well as all forms of personal and mixed property; and further, and without in any way limiting the foregoing, the Company shall have all powers which limited liability companies may have, and may carry on all businesses of any and every nature and kind which limited liability companies may carry on, under the Act., including, but not by way of limitation, the following business or businesses:

To purchase, acquire, develop, hold, own and dispose of lands, interests in and rights with respect to lands and waters and fixed and movable or personal property necessary or suitable therefor;

To borrow money and contract debts when necessary for the transaction of the business of the Company or for the exercise of its rights, privileges or franchises or for any other lawful purpose of its organization; to issue bonds, promissory notes, bills of exchange, debentures and other obligations and evidences of indebtedness payable at a specified time or times or payable upon the happening of a specified event or events, whether secured by mortgage, pledge, or otherwise, or unsecured, for money borrowed or in payment for property purchased or acquired or any other lawful objects;

To guarantee, purchase, hold, sell, assign, transfer, mortgage, pledge or otherwise dispose of the shares of the capital stock or other evidences of ownership of, or any bonds, securities or evidences of indebtedness created by, any other entity or entities organized under the laws of the State of Texas or of any other state or government and formed for the purpose of carrying out any of the foregoing powers and, while the owner of such stock or other evidence of ownership, to exercise all the rights, powers and privileges of ownership, including the right to vote thereon, and to do any acts designed to protect, preserve, improve or enhance the value of any property at any time held or controlled by the Company, or in which it may be at any time interested; and to organize or promote or facilitate the organization of subsidiary companies for the purpose of carrying out any of the foregoing powers;

To purchase, hold, sell and transfer units of its own membership interests, provided the units of its own membership interests owned by the Company shall not be voted upon directly or indirectly, nor counted as outstanding for the purposes of any members' quorum or vote;

To conduct business at one or more offices and hold, purchase, mortgage and convey real and personal property in the State of Texas and in any of the several states, territories, possessions and dependencies of the United States, the District of Columbia and foreign countries; and

To do all and everything necessary and proper for the accomplishment of the objects enumerated in these Articles of Organization or any amendment thereof or necessary or incidental to the protection and benefit of the Company.

Lack of capacity of the Company shall never be made the basis of any claim or defense at law or in equity.

ARTICLE 5

The street address of the Company's initial registered office is 10055 Grogans Mill Road, Parkwood II Building, Suite 300, The Woodlands, Texas 77380-1048, and the name of its initial registered agent at that address is Carol L. St. Clair.

ARTICLE 6

The Company shall be managed under the authority of managers, each of whom shall be called a "Director" for all purposes, who together shall constitute the Company's "Board of Directors".

The number of Directors constituting the initial managers who are to serve until the first annual meeting of members or until their successors be elected and qualified is four.

The names and addresses of the initial Directors are:

NAME	ADDRESS

E. Renae Conley	4809 Jefferson Highway Jefferson, Louisiana 70121-3126

Leo P. Denault	639 Loyola Avenue, 28th Floor New Orleans, Louisiana 70113-3125

Mark T. Savoff	639 Loyola Avenue, 28th Floor New Orleans, Louisiana 70113-3125

Richard J. Smith	639 Loyola Avenue, 28th Floor New Orleans, Louisiana 70113-3125

The Directors shall not be agents of the Company for the purpose of its business pursuant to Section C of Article 2.21 of the Act and shall not individually have the authority to act for the Company or otherwise bind the Company. All such authority to act for the Company or otherwise bind the Company shall be vested in the Company's President and other officers as provided in the Company's Regulations.

ARTICLE 7

For the regulation of the business and for the conduct of the affairs of the Company, further provision is made as follows:

(a) Each member's and each Director's liability shall be limited as described in Article 4.03 of the Act.

(b) Each Director owes to the Company a duty of loyalty and a duty of due care. A Director shall not otherwise be liable as a fiduciary or trustee to the Company or any member. No Director shall be liable to the Company or its members for monetary damages for an act or omission occurring in the Director's capacity as a manager, except to the extent the laws of the State of Texas provide that a manager's liability may not be eliminated or limited. Any repeal or amendment of this paragraph that increases the liability of a Director shall be prospective only and shall not adversely affect any limitation on the personal liability of a Director of the Company existing at the time of such repeal or amendment.

The undersigned organizer signs these Articles of Organization subject to the penalty imposed by Article 9.02 of the Act for the submission of a false or fraudulent document.

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Organizer